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                                   EXHIBIT 4.1

                      CONSULTING AGREEMENT BETWEEN PACIFIC
                       INTERNATIONAL ENTERPRISES, INC. AND
                    INTERNATIONAL CORPORATE DEVELOPMENT, INC.

THIS AGREEMENT is made and entered into this 29th day of May, 1997 between INTERNATIONAL CORPORATE DEVELOPMENT, INC., hereinafter sometimes referred to as "ICD" and Pacific International Enterprises, Inc., hereinafter sometimes referred to as the "COMPANY".


                                   Witnesseth:

         WHEREAS, ICD is a public relations firm specializing in shareholder and public relations, intermediary client service negotiations for publicly traded companies, and the introduction of financing, and

         WHEREAS, the COMPANY is publicly held with its common stock trading in the OTC BB Exchange, and

         WHEREAS, the COMPANY desires to publicize itself with the intention of making its name and business better known to its shareholders, investors, and brokerage houses, and

         WHEREAS, ICD is willing to accept the COMPANY as a client.

         NOW THEREFORE, in consideration of the mutual covenants herein contained, it is agreed:

1. ENGAGEMENT: The COMPANY hereby engages ICD to publicize the COMPANY to brokers, prospective investors and shareholders, to advise the COMPANY on increasing its public awareness and to advise and consult with the COMPANY on strategic opportunities, mergers and acquisitions.

2. TIME OF PERFORMANCE: Service to be performed under this Agreement shall commence upon execution of this Agreement shall continue for a period of 12 weeks, subject to the either party's right to terminate this Agreement after 4 weeks.

3. COMPENSATION AND EXPENSES: In consideration of the services to be performed by ICD, the COMPANY agrees to pay compensation to ICD as follows:



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                  (a)      165,000 shares of S-8 common stock of PCIE (OTC BB)
                           to be delivered upon the signing of this contract.

4.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY:  The
         COMPANY represents and warrants to ICD, each such representation and warranty being deemed to be material that:

                  (a) The COMPANY will cooperate with ICD to enable ICD to perform its obligations under this Agreement.

                  (b) The execution and performance of this Agreement by the COMPANY has been duly authorized by the Board of Directors of the COMPANY in accordance with applicable law, and, to the extent required, by the requisite number of shareholders of the COMPANY;

                  (c) The performance by the COMPANY of this Agreement will not violate any applicable court decree, law or regulation, nor will it violate any provisions of the organizational documents of the COMPANY or any contractual obligation by which the COMPANY may be bound.

                  (d) The COMPANY will promptly deliver to ICD a complete due diligence package to include the latest 10K, latest 10Q, last 6 months of press releases and all other relevant materials, including but not limited to corporate reports, brochures, etc.

                  (e) The COMPANY will promptly deliver to ICD a list of names and addresses of all shareholders of the COMPANY which it is aware.

                  (f) The COMPANY will promptly deliver to ICD a list of brokers and market makers of the COMPANY'S securities which have been following the COMPANY.

                  (g) Because ICD will rely on such information to be supplied by the COMPANY, all such information shall be true, accurate, complete and not misleading, in all respects.

                  (h) The COMPANY will act diligently and promptly in reviewing materials submitted to it by ICD to enhance timely distribution of the materials and will inform ICD in writing of any inaccuracies contained therein prior to the projected publication date.

5. DISCLAIMER BY ICD: ICD WILL BE THE PREPARER OF CERTAIN PROMOTIONAL MATERIALS. ICD MAKES NO GUARANTEES THAT
         (A) ITS SERVICE WILL RESULT IN ANY ENHANCEMENT TO THE COMPANY (B) THE PRICE OF THE COMPANY'S PUBLICLY TRADED SECURITIES WILL INCREASE, (C) ANY PERSON WILL PURCHASE SECURITIES IN THE COMPANY, OR (D) ANY INVESTOR WILL LEND MONEY TO OR INVEST IN OR WITH THE COMPANY.



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6.       LIMITATION OF ICD LIABILITY:  If ICD fails to perform its services hereunder, its entire liability to the COMPANY shall not exceed $1.

7. OWNERSHIP OF MATERIALS: All rights, title and interest in and to materials to be produced by ICD in connection with the contract and other services to be rendered under this Agreement shall be remain the sole and exclusive property of ICD, except that if the COMPANY pays the Compensation, as defined in section 4 of this Agreement, it shall be entitled to receive upon written request, one (1) copy of all such materials.

8. CONFIDENTIALITY: Until such time as the same may become publicly known, ICD agrees that any confidential information will not be revealed or disclosed to any person or entity, except in the performance of this Agreement, and upon completion of its services and upon written request of the COMPANY all materials, original documentation provided by the COMPANY will be returned to it. ICD will, however, require Confidentiality Agreements from its own employees and from contractors ICD reasonably believes will come in contact with confidential information.

9. NOTICES: All notices hereunder shall be in writing and address to the party at the address herein set forth, or at such other address as to which notice pursuant to this section may be given, and shall be given by personal delivery, by certified mail, express mail or by national overnight courier services. Notices shall be deemed given upon the earlier of actual receipt or three (3) business days after being mailed or delivered to such courier service.

                  Notices shall be addressed to ICD at:
                  450 South Galena Suite 202
                  Aspen, Colorado 81611

                  And to the COMPANY at:
                  923 East 3rd Street
                  Unit 111
                  Los Angeles, Ca. 90013

                  Any notices to be given hereunder will be effected if executed by and sent by the attorneys for the parties giving such notice, and in connection therewith the parties and their respective counsel agree that in giving such notice such counsel may communicate directly in writing with such parties to the extent necessary to give such notice.

10. SEPARABILITY: If one or more of the provisions of this Agreement shall be held invalid, illegal, or unenforceable in any respect, such provision, to the



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         extent invalid, illegal, or unenforceable, and provided that such provision is not essential to the transaction provided for by this agreement, shall not affect any other provision hereof, and this agreement shall be construed as if such provision had never been contained herein.

11. ARBITRATION: Any controversy or claim arising out of or relating to the Agent Agreement, or the breach thereof, shall be settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association, and judgement upon the award rendered by arbitrator(s) may be entered in any court having jurisdiction thereof.

12. MISCELLANEOUS: (a) EFFECTIVE DATE OF REPRESENTATIONS: Shall be no later than the date ICD is prepared to distribute letters and/or brochures pursuant to the contract.

(b) GOVERNING LAW: This agreement shall be governed by and interpreted under the laws of the State of Colorado.

(c) CURRENCY: In all instances, references to dollars shall be deemed to be United States Dollars.

(d) MULTIPLE COUNTERPARTS: This agreement may be executed in multiple counterparts, each of which shall be deemed an original.


AGREED TO ON THIS ________ day of ____________, 1997.

INTERNATIONAL CORPORATE DEVELOPMENT, INC.


         /s/  Donald S. Whitlock
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              Donald S. Whitlock, President

Pacific International Enterprises, Inc.


         /s/ Binks Graval
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             Binks Graval, Chief Executive Officer